EXHIBIT (A)(16)

                                 NORTHERN FUNDS

                       AMENDMENT NO. 15 TO AGREEMENT AND
                              DECLARATION OF TRUST

          WHEREAS, Section 4.1 of the Agreement and Declaration of Trust dated October 12, 1993 (the "Declaration") of Northern Funds (the "Trust") provides that the Declaration may be amended to establish and designate new Series or Classes of Shares by an instrument in writing executed by a majority of the Trustees of the Trust and setting forth such establishment and designation and the relative rights and preferences of such Series or Classes;

          NOW, THEREFORE, the undersigned, being a majority of the Trustees of the Trust, hereby:

          (1) amend the Declaration by designating and establishing one additional Series and Class of Shares ("Additional Series and Classes") to be known as the Initial Classes of the "MarketPower Fund," the Additional Series and Class to have the relative rights and preferences set forth in
     Section 4.2(a) through (m) of the Declaration; and

          (2) determine that, pursuant to Section 7.3 of the Declaration, the foregoing amendment shall be effective as of the date set forth below.

          WITNESS our hands as of this 17th day of November, 1999.

/s/ James W. Cozad                           /s/ Raymond E. George
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James W. Cozad                               Raymond E. George, Jr.


/s/ Wesley M. Dixon                          /s/ Michael E. Murphy
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Wesley M. Dixon, Jr.                         Michael E. Murphy


/s/ William J. Dolan                         /s/ Mary Jacobs Skinner
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William J. Dolan, Jr.                        Mary Jacobs Skinner